EXHIBIT 10.47.4
KANSAS CITY SOUTHERN
2008 STOCK OPTION
AND PERFORMANCE AWARD PLAN
RESTRICTED SHARES AWARD AGREEMENT
     By this Agreement, Kansas City Southern, a Delaware corporation (the “Company”), awards and sells to you, [Name], an employee of the Company or an Affiliate, as Grantee, that number of shares (“Restricted Shares”) of the Company’s Common Stock, $.01 par value, set forth below, subject to the terms and conditions set forth below and in the attached Exhibit A hereto and in the Kansas City Southern 2008 Stock Option and Performance Award Plan, as may from time to time be amended (the “Plan”), all of which are an integral part of this Agreement.

Grant Date	[Date]
Period of Restriction	Beginning on the Grant Date and ending on [Month, Year]
Number of Restricted Shares	[No. of Shares]
Purchase Price	[Price]
     The Award evidenced by this Agreement shall not be effective until you have (i) made full payment to the Company of the Purchase Price for the Restricted Shares, (ii) paid to the Company such amount as may be requested by the Company, or otherwise made arrangements satisfactory to the Company as determined by the Committee, to satisfy all tax withholding requirements, if any, relating to your purchase of the Restricted Shares, and (iii) indicated your acceptance of this Agreement by signing one copy of this Agreement in the space provided below and returning it to the Corporate Secretary’s Office, in the envelope provided, within thirty (30) days after the Company’s mailing of this Agreement to you. You should retain one copy of this Agreement for your records.

Kansas City Southern
By:
Name and Title:

ACCEPTED AND AGREED:

[Name of Grantee]
[Address]
[City, State, Zip]
Dated: ____________, 200_

EXHIBIT A
to
RESTRICTED SHARES AGREEMENT
     1. Plan Governs. The Award and this Agreement are subject to the terms and conditions of the Plan. The Plan is incorporated in this Agreement by this reference. All capitalized terms used in this Agreement have the meaning set forth in the Plan unless otherwise defined in this Agreement. By executing this Agreement, you acknowledge receipt of a copy of the Plan and the prospectus covering the Plan and you acknowledge that the Award is subject to all the terms and provisions of the Plan. You further agree to accept as binding, conclusive and final all decisions and interpretations by the Plan Committee with respect to any questions arising under the Plan.
     2. Transfer Restrictions. During the Period of Restriction, the Restricted Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable; provided that the designation of a beneficiary pursuant to Article 14 of the Plan shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
     3. Certificates. During the Period of Restriction, no certificates for the Restricted Shares shall be issued to you; rather, the Restricted Shares shall be evidenced by certificates held by or on behalf of the Company, in book-entry form or otherwise, as determined by the Company.
     4. Rights as Stockholder. During the Period of Restriction, you shall have all of the rights of a stockholder of the Company with respect to the Restricted Shares.
     5. Lapse of Restrictions. The Period of Restriction shall lapse upon the earliest of (a) the end of the Period of Restriction, (b) a Change of Control or (c) your Termination of Affiliation for any reason other than for Cause.
     6. Forfeiture. In the event of your Termination of Affiliation for Cause, your Restricted Shares are forfeited and you are deemed to have resold those Restricted Shares to the Company. You must resell those forfeited Restricted Shares to the Company at a price equal to the lesser of (i) the amount that you paid for the Restricted Shares or (ii) the value of the Restricted Shares based on the Fair Market Value of a Share on the date of forfeiture.
     7. No Right to Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate to terminate your employment or service at any time, nor confer upon you the right to continue in the employ of the Company or an Affiliate.
     8. Amendments. The Company reserves the right to amend the Plan at any time. The Committee reserves the right to amend this Agreement at any time.

     9. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of itsCorporate Secretary. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By written notice referencing this paragraph of this Agreement, either party may designate a different address for notices. Any notice under this Agreement to the Company shall become effective upon receipt by the Company. Any notice under this Agreement to you will be deemed to have been delivered to you when delivered in person or when deposited in the United States mail, addressed to you at your address on the shareholder records of the Company, or such other address as you have designated under this paragraph.
     10. Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.
     11. Applicable Law. This Agreement shall be governed by the laws of the State of Delaware other than its laws respecting choice of law.
     12. Headings. Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.